Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2017

Company Declares Regular Quarterly Cash Dividend of $0.08 Per Share

HIGH POINT, N.C. (February 28, 2017) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter and nine months ended January 29, 2017.

Fiscal 2017 Third Quarter Highlights

▪	Net sales were $76.2 million, down 2.9 percent, with mattress fabric sales up 3.7 percent and upholstery fabric sales down 11.5 percent, compared with the third quarter last year.

▪
Pre-tax income was $7.0 million, down 2.6 percent compared with $7.2 million in the third quarter of fiscal 2016.  Included in the $7.0 million was approximately $200,000 of plant consolidation expenses.

▪
Net income (GAAP) was $6.3 million, or $0.51 per diluted share, compared with net income of $4.9 million, or $0.39 per diluted share, in the prior year period.  (This improvement was due mostly to a favorable effective GAAP income tax rate as explained in the overview section on page 2.)

▪
Adjusted net income (non-GAAP) was $5.8 million, or $0.47 per diluted share, for the current quarter, compared with $5.9 million, or $0.47 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 7).

▪
Cash and cash equivalents, short term investments and long term investments held-to-maturity totaled $48.9 million, up $6.8 million from last fiscal year end, with no outstanding balance on the company’s lines of credit as of January 29, 2017. The $48.9 million was achieved despite spending $15.6 million on capital expenditures and dividends during the first nine months of this fiscal year.

Fiscal 2017 Year to Date Highlights

▪
Year to date net sales were $232.2 million, down 1.4 percent from the same period a year ago, with mattress fabric sales up 3.2 percent and upholstery fabric sales down 8.0 percent over the same period a year ago.

▪	Pre-tax income was $22.7 million, up 9.5 percent compared with $20.7 million for the same period last year.

▪	Net income (GAAP) was $16.1 million, or $1.29 per diluted share, compared with net income of $13.3 million, or $1.07 per diluted share, for the same period a year ago.

▪	Adjusted net income (non-GAAP) was $18.9 million, or $1.51 per diluted share, compared with $17.0 million, or $1.36 per diluted share, for the prior year period.

▪	Annualized consolidated return on capital was 32 percent, equal to the same period a year ago.

▪	Cash flow from operations was $24.2 million, up from $15.9 million a year ago. Free cash flow was $12.2 million, up from $8.2 million for the same time last year, representing a 48 percent increase.

▪	Capital expenditures totaled $10.3 million, almost all of which related to the mattress fabric segment, compared with $7.7 million a year ago.

▪
For the first nine months of fiscal 2017, the company paid $5.3 million in dividends, of which $2.6 million was for a special dividend.  Since June 2011, the company has returned a total of $45.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

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CFI Announces Results for Third Quarter Fiscal 2017

February 28, 2017

Guidance for Fourth Quarter and Full Year Fiscal 2017

▪
The projection for the fourth quarter of fiscal 2017 is for overall sales to be slightly lower compared with the previous year’s fourth quarter.  Pre-tax income for the fourth quarter of fiscal 2017 is expected to be in the range of $6.5 million to $7.1 million. Included in this range is approximately $400,000 of expected plant consolidation expenses.  Pre-tax income for the fourth quarter of fiscal 2016 was $7.2 million.

▪	The projection for the full year is for overall sales to be flat to slightly lower than last year.

▪	Pre-tax income for the full year is expected to be $29.2 million to $29.8 million, compared with $27.9 million for fiscal 2016, which was the highest annual pre-tax income in the company’s history.

Overview

For the third quarter ended January 29, 2017, net sales were $76.2 million, a 2.9 percent decrease compared with $78.5 million a year ago. The company reported net income of $6.3 million, or $0.51 per diluted share, for the third quarter of fiscal 2017, compared with net income of $4.9 million, or $0.39 per diluted share, for the third quarter of fiscal 2016.  The effective GAAP income tax rate was 9.2 percent for the third quarter of fiscal 2017 compared with 32.3 percent for the third quarter of last year.  This decrease in the effective income tax rate was primarily due to a $2.1 million reversal of an uncertain income tax position associated with a foreign jurisdiction in which the statute of limitations expired.

Given the volatility in the income tax area during fiscal 2017 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries. (A presentation of adjusted net income and reconciliation to net income is set forth on page 7). The company currently does not incur cash income tax expense in the U.S., nor does it expect to for an estimated two more years, due to approximately $19 million in U.S. net operating loss carryforwards as of the end of fiscal 2016. For the third quarter of fiscal 2017, adjusted net income was $5.8 million, or $0.47 per diluted share, compared with $5.9 million, or $0.47 per diluted share, for the third quarter of fiscal 2016. On a pre-tax basis, the company reported income of $7.0 million, which included approximately $200,000 of plant consolidation expenses, compared with pre-tax income of $7.2 million for the third quarter of fiscal 2016.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “As expected, our overall sales for the third quarter of fiscal 2017 were slightly lower than a year ago, reflecting an uncertain economic environment and soft consumer demand trends for home furnishings.  We are pleased that our mattress fabric sales showed year-over-year improvement, in spite of a more challenging marketplace.  However, our upholstery fabric sales were affected by the timing of the Chinese New Year holiday that started in January as opposed to February last year.  For both businesses, we have remained focused on our top strategic priorities – to drive product innovation and creativity and provide a diverse product mix that meets the changing demands of our customers. Our efficient and flexible manufacturing platform supports this strategy, and we continue to make the right investments to enhance our operating efficiencies and take advantage of new growth opportunities.  We are especially pleased with the year to date operating performance in our mattress fabrics business in spite of significant disruptions related to ongoing major transformational projects.  Importantly, we have also maintained a strong financial position, with excellent cash flow from operations and free cash flow and high returns on capital through the first nine months of fiscal 2017.”

Mattress Fabric Segment

Mattress fabric sales for the third quarter were $45.9 million, up 3.7 percent compared with $44.3 million for the third quarter of fiscal 2016.

“Our mattress fabric sales for the third quarter were in line with expectations, as we continued to demonstrate consistent execution in a challenging market environment,” said Iv Culp, president of Culp’s mattress fabrics division.  “With our strategic focus on creative designs and an innovative and diverse product offering, we have outperformed current mattress industry trends throughout fiscal 2017.  Our mirrored manufacturing platform, technical expertise and expanded reactive capacity, support our sales efforts with outstanding customer service and delivery performance.

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CFI Announces Results for Third Quarter Fiscal 2017

February 28, 2017

“We are especially pleased with our strong operating performance during a period of transition across our production facilities.  We have strategically planned our capital investments over the past 15 months to include increased capacity via newer, more efficient equipment, expanded finishing capabilities and better overall service and throughput.  Throughout fiscal 2017, we have made improvements to our operations and enhanced our ability to serve our customers, while reacting to changing demand trends.

“Our expansion projects in North Carolina, including our new distribution center, are expected to be completed in the fourth quarter of fiscal 2017.  We are underway with our planned knitted fabric plant consolidation project in North Carolina to streamline our production platform and more effectively support our continuous improvement initiatives and long-term growth strategy.  Additionally, we have made excellent progress with our Canadian expansion project, including the installation of new finishing equipment and a new Canadian distribution center, both of which are expected to commence operations in the fourth quarter of fiscal 2017.  Finally, we have started construction on our previously announced joint venture mattress cover production facility in Haiti, which will complement our existing production capabilities with a mirrored platform, thus improving our ability to meet customer demand while remaining cost-competitive.  Notably, even with all of these major ongoing projects, we continued to deliver favorable operating results in the third quarter.  More importantly, we are strategically positioned to capture new market opportunities and drive our long-term operating performance.

“We are well positioned to execute our strategy in spite of the recent upheavals in the mattress industry.  Design and innovation continue to distinguish Culp in the marketplace and remain our top priorities to meet customer style preferences and changing demand trends.  With a full complement of mattress fabrics and sewn covers across all price points, we have a solid market position throughout the industry.  CLASS, our mattress cover business, offers new opportunities with both our traditional customers and new market segments, especially the fast growing Internet bedding space.

“Looking ahead, while we expect some short-term industry disruptions and uncertain demand trends, we have worked hard to create a sustainable platform that will favorably position Culp for the long-term.  We are confident in our ability to deliver another solid performance in fiscal 2017 and beyond,” said Culp.

Upholstery Fabric Segment

Sales for this segment were $30.2 million for the third quarter, down 11.5 percent compared with sales of $34.2 million in the third quarter of fiscal 2016.

“As expected, upholstery fabric sales for the third quarter were lower compared with the same period last year,” noted Boyd Chumbley, president of Culp’s upholstery fabric division. “The timing of the Chinese New Year holiday, which occurred in January this year as opposed to February last year, had a significant impact on our business.  With 92 percent of our upholstery fabric sales coming from our China platform, this extended holiday break contributed to the sales decline in the third quarter.  We also faced continued soft demand across the retail home furnishings business as U.S. economic uncertainties have kept more consumers on the sidelines.

“In spite of the challenging conditions, we have remained focused on our product-driven strategy.  Customer response has been favorable to our creative designs and wide range of innovative products.  As we have diversified our product line, we have seen positive trends in demand for our latest ‘performance’ line of highly durable, stain-resistant fabrics.  Additionally, we are pleased with the meaningful sales growth achieved for this fiscal year to date period in the hospitality segment, which is the key area of focus in our ongoing sales diversification strategy.  We are excited about the potential growth opportunities for both of these product categories.

“While the short-term outlook is challenging given the current uncertainties in the economy and industry, we believe we are well positioned for the long-term.  As market conditions evolve, we expect to benefit from more favorable demand trends and look forward to the opportunities ahead,” added Chumbley.

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CFI Announces Results for Third Quarter Fiscal 2017

February 28, 2017

Balance Sheet

“Our strong financial position continues to be an important advantage for Culp in fiscal 2017,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc. “As of the end of the third quarter, we reported $48.9 million in cash and cash equivalents, short-term investments and long-term investments held-to-maturity, up $6.8 million from $42.1 million at the end of last fiscal year.  Through this same period, we made capital investments of $10.3 million, including expenses that were vendor-financed, primarily in our mattress fabric business, and returned $5.3 million to shareholders in regular and special dividends.

“For the first nine months of fiscal 2017, cash flow from operations was $24.2 million, compared with $15.9 million the prior-year period.  Free cash flow was $12.2 million for the first nine months of fiscal 2017, compared with $8.2 million for the same period in fiscal 2016, an increase of 48 percent.  (See reconciliation of free cash flow on page 8) This year-over-year improvement was due primarily to increased earnings and improved working capital management, especially with regard to inventory management.  We are on track to have another year of strong free cash flow in fiscal 2017, even with higher annual capital expenditures and modest growth in working capital,” added Bowling.

Dividends and Share Repurchases

The company announced that its Board of Directors has approved the payment of a quarterly cash dividend of $0.08 per share. This compares with $0.07 per share paid for the same period last year, reflecting an increase of 14 percent. The dividend is to be paid on or about April 17, 2017, to shareholders of record as of the close of business on April 3, 2017.

The company did not repurchase any shares through the first nine months of fiscal 2017, leaving $5.0 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, the company has returned a total of $45.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Outlook

Commenting on the outlook for the fourth quarter of fiscal 2017, Saxon remarked, “As we face an uncertain U.S. economic outlook and a challenging retail environment for home furnishings, we expect overall sales to be slightly lower compared with the fourth quarter of last fiscal year.  For the year, we expect overall fiscal 2017 annual sales to be flat to slightly lower than last year’s annual sales.

“We expect fourth quarter sales in our mattress fabric business to be slightly to moderately lower as compared with the same period a year ago, reflecting soft industry demand and uncertainty.  While operating income is expected to be moderately lower as compared to last year, most of the shortfall is due to approximately $400,000 in expected expenses associated with our plant consolidation project in North Carolina.  Operating income margins are expected to be comparable to the same period last year.

“For the full fiscal year, we expect mattress fabric sales to be comparable with last year, while operating income and margins are expected to be moderately higher than last fiscal year, even with approximately $700,000 of expected total year plant consolidation expenses.

“In our upholstery fabric business, we expect fourth quarter sales to be flat to slightly higher compared with the previous year’s fourth quarter results. We believe the upholstery fabric segment’s operating income and margins will be moderately higher compared with the same quarter of last year.

“For the full fiscal year, we expect upholstery fabric sales to be moderately lower compared with last fiscal year.  Operating income and margins in this segment are expected to be comparable to last year.

“Considering these factors, the company expects to report pre-tax income for the fourth quarter in the range of $6.5 million to $7.1 million, including approximately $400,000 of expected plant consolidation expenses. Pre-tax income for last year’s fourth quarter was $7.2 million. For fiscal 2017 as a whole, we expect pre-tax income in the range of $29.2 million to $29.8 million, exceeding $27.9 million in pre-tax income last fiscal year, the highest level achieved in the company’s history.

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CFI Announces Results for Third Quarter Fiscal 2017

February 28, 2017

“Looking at the full year, capital expenditures for fiscal 2017 are expected to be in the range of $12.0 million to $15.0 million, mostly related to expansion and efficiency improvement projects for mattress fabrics,” Saxon added. “Additionally, the company expects another year of strong free cash flow.”

In closing, Saxon remarked, “We are pleased with our ability to consistently execute our strategy in fiscal 2017 in spite of a challenging retail environment and the implementation of ongoing major projects in our mattress fabrics business.  We have maintained a strong competitive position in both businesses with our creative designs, innovative product offerings, and a flexible and scalable global manufacturing platform that supports our ability to deliver these products.  At the same time, we believe our ongoing significant capital investments and strategic initiatives will enhance our ability to respond to new market opportunities, strengthen our competitive position and provide increased value to our customers.  While the short-term outlook remains uncertain, we are optimistic that fiscal 2017 as a whole will reflect another strong operating performance for Culp.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada and China.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 15, 2016 for the fiscal year ended May 1, 2016. In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CFI Announces Results for Third Quarter Fiscal 2017

February 28, 2017

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 29,	January 31,	January 29,	January 31,
	2017	2016	2017	2016

Net sales	$76,169,000	$78,466,000	$232,194,000	$235,607,000
Income before income taxes	$6,990,000	$7,179,000	$22,696,000	$20,731,000
Net income	$6,347,000	$4,862,000	$16,136,000	$13,333,000
Net income per share:
Basic	$0.52	$0.39	$1.31	$1.08
Diluted	$0.51	$0.39	$1.29	$1.07

Adjusted net income	$5,830,000	$5,901,000	$18,928,000	$17,041,000
Adjusted net income per share
Basic	$0.47	$0.48	$1.54	$1.38
Diluted	$0.47	$0.47	$1.51	$1.36

Average shares outstanding:
Basic	12,313,000	12,331,000	12,302,000	12,317,000
Diluted	12,544,000	12,486,000	12,517,000	12,488,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Nine Months Ended
	January 29,	January 31,	January 29,	January 31,
	2017	2016	2017	2016

Income before income taxes	$6,990,000	$7,179,000	$22,696,000	$20,731,000
Adjusted income taxes (2)	$1,160,000	$1,278,000	$3,768,000	$3,690,000
Adjusted net income	$5,830,000	$5,901,000	$18,928,000	$17,041,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $19.2 million in net operating loss carryforwards as of May 1, 2016.  Adjusted net income is calculated using only estimated cash income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 16.6% for fiscal 2017 and 17.8% for fiscal 2016.

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CFI Announces Results for Third Quarter Fiscal 2017

February 28, 2017

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Nine Months Ended January 29, 2017, and January 31, 2016
(Unaudited)
(Amounts in Thousands)

		NINE MONTHS ENDED

		Amounts
		January 29,	January 31,
		2017	2016

Consolidated Effective GAAP Income Tax Rate	(1)	28.9%	35.7%

Non-Cash U.S. Income Tax Expense		(20.9)%	(17.9)%

Reversal of Foreign Uncertain Income Tax Position		9.1%	0.0%

Other Non-Cash Foreign Income Tax Expense		(0.5)%	0.0%

Consolidated Adjusted Effective Income Tax Rate	(2)	16.6%	17.8%

	THREE MONTHS ENDED
	As reported		January 29, 2017	As reported		January 31, 2016
	January 29,		Proforma Net	January 31,		Proforma Net
	2017	Adjustments	of Adjustments	2016	Adjustments	of Adjustments

Income before income taxes	$6,990	$-	$6,990	$7,179	$-	$7,179

Income taxes (3)	643	$517	1,160	2,317	$(1,039)	1,278
Net income	$6,347	$(517)	$5,830	$4,862	$1,039	$5,901

Net income per share-basic	$0.52	$(0.04)	$0.47	$0.39	$0.08	$0.48
Net income per share-diluted	$0.51	$(0.04)	$0.47	$0.39	$0.08	$0.47
Average shares outstanding-basic	12,313	12,313	12,313	12,331	12,331	12,331
Average shares outstanding-diluted	12,544	12,544	12,544	12,486	12,486	12,486

	NINE MONTHS ENDED
	As reported		January 29, 2017	As reported		January 31, 2016
	January 29,		Proforma Net	January 31,		Proforma Net
	2017	Adjustments	of Adjustments	2016	Adjustments	of Adjustments

Income before income taxes	$22,696	$-	$22,696	$20,731	$-	$20,731

Income taxes (3)	6,560	$(2,792)	3,768	7,398	$(3,708)	3,690
Net income	$16,136	$2,792	$18,928	$13,333	$3,708	$17,041

Net income per share-basic	$1.31	$0.23	$1.54	$1.08	$0.30	$1.38
Net income per share-diluted	$1.29	$0.22	$1.51	$1.07	$0.30	$1.36
Average shares outstanding-basic	12,302	12,302	12,302	12,317	12,317	12,317
Average shares outstanding-diluted	12,517	12,517	12,517	12,488	12,488	12,488

(1)	Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2)	Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3)	Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for Third Quarter Fiscal 2017

February 28, 2017

Reconciliation of Free Cash Flow
For the Nine Months Ended January 29, 2017, and January 31, 2016
(Unaudited)
(Amounts in thousands)

	Nine Months Ended	Nine Months Ended
	January 29, 2017	January 31, 2016

Net cash provided by operating activities	$24,237	$15,876
Minus: Capital Expenditures	(9,253)	(7,686)
Minus: Investment in unconsolidated joint venture	(600)	-
Add: Proceeds from the sale of equipment	80	230
Minus: Payments on life insurance policies	(18)	(18)
Minus: Payments on vendor-financed capital expenditures	(1,050)	-
Minus: Purchase of long-term investments (Rabbi Trust)	(1,431)	(1,268)
Add: Excess tax benefits related to stock-based compensation	195	822
Effect of exchange rate changes on cash and cash equivalents	27	289

Free Cash Flow	$12,187	$8,245

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CFI Announces Results for Third Quarter Fiscal 2017

February 28, 2017

Reconciliation of Return on Capital
For the Nine Months Ended January 29, 2017, and January 31, 2016
(Unaudited)
(Amounts in thousands)

	Nine Months Ended		Nine Months Ended
	January 29, 2017		January 31, 2016

Consolidated Income from Operations	$22,908		$20,986
Average Capital Employed (2)	94,211		88,275

Return on Average Capital Employed (1)	32.4%		31.7%

Average Capital Employed

	January 29, 2017	October 30, 2016	July 31, 2016	May 1, 2016

Total assets	$191,056	$179,127	$183,360	$175,142
Total liabilities	(48,742)	(43,178)	(51,925)	(46,330)

Subtotal	$142,314	$135,949	$131,435	$128,812
Less:
Cash and cash equivalents	(15,659)	(13,910)	(45,549)	(37,787)
Short-term investments	(2,410)	(2,430)	(2,434)	(4,359)
Long-term investments - Held-to-Maturity	(30,832)	(31,050)	-	-
Long-term investments - Rabbi Trust	(5,488)	(4,994)	(4,611)	(4,025)
Income taxes receivable	-	-	-	(155)
Deferred income taxes - non-current	(422)	(581)	(1,942)	(2,319)
Income taxes payable - current	217	513	358	180
Income taxes payable - long-term	1,817	3,734	3,779	3,841
Deferred income taxes - non-current	2,924	1,699	1,532	1,483
Line of credit	-	-	7,000	-
Deferred compensation	5,327	5,171	5,031	4,686
Total Capital Employed	$97,788	$94,101	$94,599	$90,357

Average Capital Employed (2)	$94,211

	January 31, 2016	November 1, 2015	August 2, 2015	May 3, 2015

Total assets	$173,551	$168,947	$166,879	$171,300
Total liabilities	(48,477)	(45,972)	(48,154)	(51,873)

Subtotal	$125,074	$122,975	$118,725	$119,427
Less:
Cash and cash equivalents	(31,713)	(31,176)	(25,933)	(29,725)
Short-term investments	(4,259)	(6,320)	(6,336)	(10,004)
Long-term investments - Rabbi Trust	(3,590)	(3,279)	(2,893)	(2,415)
Income taxes receivable	(23)	(75)	(142)	(229)
Deferred income taxes - non-current	(4,312)	(3,415)	(4,405)	(5,169)
Current maturities of long-term debt	-	-	2,200	2,200
Income taxes payable - current	622	305	392	325
Income taxes payable - long-term	3,480	3,655	3,634	3,792
Deferred income taxes - non-current	1,209	1,206	1,071	982
Deferred compensation	4,495	4,421	4,280	4,041
Total Capital Employed	$90,983	$88,297	$90,593	$83,225

Average Capital Employed (2)	$88,275

Notes:

(1)
Return on average capital employed represents operating income for the nine month period ending January 29, 2017 or January 31, 2016 divided by three quarters times four quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments - Held-to-Maturity, long-term investments - Rabbi Trust, long-term debt, including current maturities, line of credit, noncurrent deferred tax assets and liabilities, income taxes receivable and payable, and deferred compensation.

(2)
Average capital employed used for the nine months ending January 29, 2017 was computed using the four quarterly periods ending January 29, 2017, October 30, 2016, July 31, 2016 and May 1, 2016. Average capital employed used for the nine months ending January 31, 2016 was computed using the four quarterly periods ending January 31, 2016, November 1, 2015, August 2, 2015 and May 3, 2015.

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